UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2008
Unica Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51461 (Commission File No.)	04-3174345 (IRS Employer Identification No.)
Reservoir Place North
170 Tracer Lane
Waltham, Massachusetts 02451-1379
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (781) 839-8000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Acitivities
Forward-looking Statements
SIGNATURE

Item 2.05   Costs Associated with Exit or Disposal Activities
On October 14, 2008, Unica Corporation (the “Company”) approved a plan (the “Plan”) to implement a strategic reduction of its workforce designed to streamline its organization and improve its corporate operating performance. The Company expects to reduce its workforce in the first quarter of the Company's 2009 fiscal year by approximately 4%. The reduction is expected to be completed in the first quarter of fiscal year 2009.
In connection with the Plan, the Company expects to incur pre-tax restructuring charges in the first quarter of fiscal year 2009 in the range of approximately $600,000 to $800,000, substantially all of which will be in cash for one-time termination benefits to employees. In addition, the Company anticipates that the reduction will reduce its ongoing operating expenses by approximately $600,000 in the first quarter of fiscal 2009 and by approximately $2.8 million for the full fiscal year 2009.
Forward-looking Statements
Information provided in this Current Report on Form 8-K contains forward-looking statements, including but not limited to statements regarding the expected costs of the Company’s plan to reduce workforce. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including the Company’s ability to implement the plan. Subsequent events may cause these expectations to change, and the Company disclaims any obligation to update or revise the forward-looking statements in the future. More information about potential factors that could affect the Company’s business and financial results is set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. These filings are available on a web site maintained by the SEC at http://www.sec.gov.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNICA CORPORATION
October 17, 2008	By:	/s/ Yuchun Lee
Yuchun Lee
Chief Executive Officer, President and Chairman